Exhibit (d)(iv)
AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT
          This AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT (the “Amendment”) is effective as of December 18, 2006 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the “Adviser”), and AIG GLOBAL INVESTMENT CORP., a New Jersey corporation (the “Subadviser”).
WITNESSETH:
     WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust; and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and
     WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated December 10, 2001 and Amendment No. 1 dated February 14, 2005 (the “Subadvisory Agreement”), with respect to the Trust; and
     WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto as follows:
     1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the Core Bond Component for the Diversified Fixed Income Portfolio (the “Portfolio”) of the Trust and the new fee schedule with respect to the Portfolio. The revised Schedule A is also attached hereto.

Annual Fee
(as a percentage of the average
daily net assets the Subadviser
Portfolio(s)	manages in the Portfolio
Diversified Fixed Income Portfolio
-— U.S. Government Index Component	[Confidential]

-— Core Bond Component	[Confidential]

Subadviser shall manage the assets of the above-referenced components of the Portfolio and shall be compensated as noted above.
     2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
     3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.
     4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.
     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET		AIG GLOBAL INVESTMENT CORP.
MANAGEMENT CORP.

By:	/s/ PETER A. HARBECK	By:	/s/ RAPHAEL A. DAVIS

Name:	Peter A. Harbeck	Name:	Raphael A. Davis
Title:	President and Chief Executive Officer	Title:	Managing Director

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